Exhibit 4.1

EXECUTION

The security represented by this certificate was originally issued on April 26, 2013, and has not been registered under the Securities Act of 1933, as amended.

AUXILIUM PHARMACEUTICALS, INC.

STOCK PURCHASE WARRANT

Date of Issuance: April 26, 2013	Certificate No. WA-1

FOR VALUE RECEIVED, Auxilium Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby grants to GTCR Fund X/A, L.P., as representative for the Sellers, or its registered assigns (the “Registered Holder”) the right to purchase from the Company 1,250,000 shares of Warrant Stock at a price per share of $17.80 (as adjusted from time to time in accordance herewith, the “Exercise Price”).  This Warrant is issued pursuant to the terms of the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Actient Holdings LLC, the Company, Opal Acquisition, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, GTCR Fund IX/B, L.P., a Delaware limited partnership, and GTCR Fund IX/A, L.P., a Delaware limited partnership, solely in its capacity as representative for the Company’s unitholders and optionholders.  Certain capitalized terms used herein are defined in Section 5 hereof.  The amount and kind of securities obtainable pursuant to the rights granted hereunder and the purchase price for such securities are subject to adjustment pursuant to the provisions contained in this Warrant.

This Warrant is subject to the following provisions:

Section 1.              Exercise or Exchange of Warrant.

1A.          Exercise Period.  The Registered Holder may exercise, in whole or in part (but not as to a fractional share of Warrant Stock), the purchase rights represented by this Warrant at any time and from time to time after the Date of Issuance to and including April 26, 2023 (the “Exercise Period”).

1B.          Exercise or Exchange of Procedure.

(i)            This Warrant shall be deemed to have been exercised when the Company has received all of the following items (the “Exercise Time”):

(a)           a completed Exercise Agreement, as described in Section 1C, executed by the Person exercising all or part of the purchase rights represented by this Warrant (the “Purchaser”);

(b)           this Warrant;

(c)           if this Warrant is not registered in the name of the Purchaser, an Assignment or Assignments in the form set forth in Exhibit II hereto evidencing the assignment of this Warrant to the Purchaser, in which case the Registered Holder shall have complied with the provisions set forth in Section 8; and

(d)           either (1) a check payable to the Company in an amount equal to the product of the Exercise Price multiplied by the number of shares of Warrant Stock being purchased upon such exercise (the “Aggregate Exercise Price”) or (2) the surrender to the Company of debt or equity securities of the Company or any of its wholly owned Subsidiaries having a Market Price equal to the Aggregate Exercise Price of the Warrant Stock being purchased upon such exercise (provided that for purposes of this Section 1B(i)(d), the Market Price of any note or other debt security or any preferred stock shall be deemed to be equal to the aggregate outstanding principal amount or liquidation value thereof plus all accrued and unpaid interest thereon or accrued or declared and unpaid dividends thereon, and provided further, that such surrender of debt or equity securities of the Company would not cause the Company to violate any applicable law, rule or regulation).

(ii)           As an alternative to the exercise of this Warrant as provided in Section 1B(i), the holder of this Warrant may exchange all or part of the purchase rights represented by this Warrant by surrendering this Warrant to the Company, together with a written notice to the Company that the holder is exchanging the Warrant (or a portion thereof) for an aggregate number of shares of Warrant Stock specified in the notice, from which the Company shall withhold and not issue to the holder a number of shares of Warrant Stock with an aggregate Market Price equal to the Aggregate Exercise Price of the number of shares of Warrant Stock specified in such notice (and such withheld shares shall no longer be issuable under this Warrant).

(iii)          Certificates for shares of Warrant Stock purchased upon exercise of this Warrant shall be delivered by the Company to the Purchaser within five business days after the date of the Exercise Time.  Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company shall prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant which have not expired or been exercised and shall, within such five-business day period, deliver such new Warrant to the Person designated for delivery in the Exercise Agreement.

(iv)          The Warrant Stock issuable upon the exercise of this Warrant shall be deemed to have been issued to the Purchaser at the Exercise Time, and the Purchaser shall be deemed for all purposes to have become the record holder of such Warrant Stock at the Exercise Time.

(v)           The issuance of certificates for shares of Warrant Stock upon exercise of this Warrant shall be made without charge to the Registered Holder or the Purchaser for any issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Warrant Stock.  Each share of Warrant Stock issuable upon exercise of this Warrant shall, upon payment of the Exercise Price therefor, be fully paid and nonassessable and free from all liens and charges with respect to the issuance thereof.

(vi)          The Company shall not close its books against the transfer of this Warrant or of any share of Warrant Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.  The Company shall from time to time take all such action as may be necessary to assure that the par value per share of the unissued Warrant Stock acquirable upon exercise of this Warrant is at all times equal to or less than the Exercise Price then in effect.

(vii)         The Company shall assist and cooperate with any Registered Holder or Purchaser required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Warrant (including, without limitation, making any filings required to be made by the Company).

(viii)        Subject to the rights of the Company to “cash out” the Warrant in the event of a Change of Control pursuant to Section 2D(i), if an exercise of any portion of this Warrant is to be made in connection with a registered public offering or an Organic Change, the exercise of any portion of this Warrant may, at the election of the holder hereof, (a) in the case of a registered public offering, be conditioned upon the consummation of the public offering, or (b) in the case of an Organic Change, be conditioned upon the consummation of the Organic Change, and in each such case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

(ix)          The Company shall at all times reserve and keep available out of its authorized but unissued shares of Warrant Stock solely for the purpose of issuance upon the exercise of the Warrants, such number of shares of Warrant Stock issuable upon the exercise of all outstanding Warrants.  All shares of Warrant Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges.  The Company shall take all such actions as may be necessary to assure that all such shares of Warrant Stock may be so issued by the Company without violation by the Company of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).  The Company shall not take any action which would cause the number of authorized but unissued shares of Warrant Stock to be less than the number of such shares required to be reserved hereunder for issuance upon exercise of the Warrant.

(x)           If the shares of Warrant Stock issuable by reason of exercise of this Warrant are convertible into or exchangeable for any other stock or securities of the Company, the Company shall, at the Purchaser’s option and upon surrender of this Warrant by such Purchaser as provided above together with any notice, statement or payment required to effect such conversion or exchange of Warrant Stock, deliver to such Purchaser (or as otherwise specified by such Purchaser) a certificate or certificates representing the stock or securities into which the shares of Warrant Stock issuable by reason of such conversion are convertible or exchangeable, registered in such name or names and in such denomination or denominations as specified in the Exercise Agreement.

1C.          Exercise Agreement.  Upon any exercise of this Warrant, the Exercise Agreement shall be substantially in the form set forth in Exhibit I hereto, except that if the shares of Warrant Stock are not to be issued in the name of the Person in whose name this Warrant is registered, the Exercise Agreement shall also state the name of the Person to whom the certificates for the shares of Warrant Stock are to be issued, and if the number of shares of Warrant Stock to be issued does not include all the shares of Warrant Stock purchasable hereunder, it shall also state the name of the Person to whom a new Warrant for the unexercised portion of the rights hereunder is to be delivered.  Such Exercise Agreement shall be dated the actual date of execution thereof.

1D.          Fractional Shares.  If a fractional share of Warrant Stock would, but for the provisions of Section 1A, be issuable upon exercise of the rights represented by this Warrant, the Company shall, within five business days after the date of the Exercise Time, deliver to the Purchaser a check payable to the Purchaser in lieu of such fractional share in an amount equal to the difference between the Market Price of such fractional share as of the date of the Exercise Time and the Exercise Price of such fractional share.

Section 2.              Adjustment of Exercise Price and Number of Shares.  In order to prevent dilution of the rights granted under this Warrant, the Exercise Price shall be subject to adjustment from time to time as provided in this Section 2, and the number of shares of Warrant Stock obtainable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 2.

2A.          Adjustment of Exercise Price and Number of Shares upon Issuance of Common Stock.

(i)            Other than in the case of the grant, sale or issuance of Exempted Securities, if and whenever the Company issues or sells, or in accordance with Section 2B is deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Adjustment Threshold Amount in effect immediately prior to such time, then immediately upon such issue or sale the Adjustment Threshold Amount shall be reduced to the Adjustment Threshold Amount determined by dividing:

(A)                               the sum of (x) the product derived by multiplying (1) the Adjustment Threshold Amount in effect immediately prior to such issue or sale by (2) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (y) the consideration, if any, received by the Company upon such issue or sale, by

(B)                               the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

(ii)           Immediately upon any reduction to the Adjustment Threshold Amount, the Exercise Price shall be reduced to an amount equal to the product of (A) the adjusted Adjustment Threshold Amount, multiplied by (B) 105%.

(iii)          Upon each such adjustment of the Exercise Price hereunder, the number of shares of Warrant Stock acquirable upon exercise of this Warrant shall be adjusted to the number of shares determined by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Warrant Stock acquirable upon exercise of this Warrant immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

2B.          Effect on Adjustment Threshold Amount of Certain Events.  For purposes of determining the adjusted Adjustment Threshold Amount under Section 2A, the following shall be applicable:

(i)            Issuance of Rights or Options.  Other than in the case of the grant, sale or issuance of Exempted Securities, if the Company in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Adjustment Threshold Amount in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options, or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options, shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Options for such price per share.  For purposes of this Section 2B(i), the “price per share for which Common Stock is issuable upon exercise of such Options or upon conversion or exchange of such Convertible Securities” is determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options if such securities were issued on the date any such Options were sold by the Company.  No further adjustment of the Exercise Price or Adjustment Threshold Amount shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

(ii)           Issuance of Convertible Securities.  Other than in the case of the grant, sale or issuance of Exempted Securities, if the Company in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Adjustment Threshold Amount in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issue or sale of such Convertible Securities for such price per share.  For the purposes of this Section 2B(ii), the “price per share for which Common Stock is issuable upon conversion or exchange thereof” is determined by dividing (A) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities if such securities were converted on the date any such Convertible Securities were sold by the Company.  No further adjustment of the Exercise Price or Adjustment Threshold Amount shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Adjustment Threshold Amount had been or are to be made pursuant to other provisions of this Section 2B, no further adjustment of the Adjustment Threshold Amount shall be made by reason of such issue or sale.

(iii)          Change in Option Price or Conversion Rate.  Other than in the case of the grant, sale or issuance of Exempted Securities, if the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Adjustment Threshold Amount in effect at the time of such change shall be adjusted immediately to the Adjustment Threshold Amount which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold and the number of shares of Warrant Stock issuable hereunder shall be correspondingly adjusted; provided that if such adjustment would result in an increase of the Exercise Price then in effect, such adjustment shall not be effective until 10 days after written notice thereof has been given by the Company to all holders of the Warrants.  For purposes of this Section 2B, if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of this Warrant are changed in the manner described in the immediately preceding sentence, then any such change shall not increase or decrease the Adjustment Threshold Amount.

(iv)          Treatment of Expired Options and Unexercised Convertible Securities.  Other than in the case of the grant, sale or issuance of Exempted Securities, upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities that has caused the Adjustment Threshold Amount to be adjusted without the exercise of such Option or right, the Adjustment Threshold Amount then in effect and the number of shares of Warrant Stock acquirable hereunder shall be adjusted immediately to the Adjustment Threshold Amount and the number of shares which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued; provided that if such expiration or termination would result in an increase in the Exercise Price then in effect, such increase shall not be effective until 10 days after written notice thereof has been given to all holders of the Warrants.  For purposes of this Section 2B, the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of this Warrant shall not cause the Adjustment Threshold Amount hereunder to be adjusted.

(v)           Calculation of Consideration Received.  If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the gross amount paid by the purchaser thereof.  In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash paid by the purchaser thereof shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration paid by the purchaser thereof shall be the Market Price thereof as of the date of receipt.  In case any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be.  The fair value of any consideration other than cash or securities shall be determined jointly by the Company and the Registered Holders of Warrants representing a majority of the shares of Warrant Stock obtainable upon exercise of such Warrants.  If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an appraiser jointly selected by the Company and the Registered Holders of Warrants representing a majority of the shares of Warrant Stock obtainable upon exercise of such Warrants.  The determination of such appraiser shall be final and binding on the Company and the Registered Holders of the Warrants, and the fees and expenses of such appraiser shall be paid by the Company.

(vi)          Integrated Transactions.  In case any Option other than an Exempted Security is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options shall be deemed to have been issued without consideration.

(vii)         Treasury Shares.  The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Company or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

(viii)        Record Date.  If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

2C.          Subdivision or Combination of Common Stock.  If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Adjustment Threshold Amount in effect immediately prior to such subdivision shall be proportionately reduced and the number of shares of Warrant Stock obtainable upon exercise of this Warrant shall be proportionately increased.  If the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Adjustment Threshold Amount in effect immediately prior to such combination shall be proportionately increased and the number of shares of Warrant Stock obtainable upon exercise of this Warrant shall be proportionately decreased.

2D.          Reorganization, Reclassification, Consolidation, Merger or Sale.  Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets or other transaction, in each case which is effected in such a way that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) cash, stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as “Organic Change.”

(i)            Prior to the consummation of any Organic Change that is also a Change of Control, the Company shall, at its election, (a) comply with the provisions of Section 2D(ii) applicable to an Organic Change that is not a Change of Control or (b) insure that each of the Registered Holders of the Warrants shall receive, in lieu of the shares of Warrant Stock immediately theretofore acquirable and receivable upon the exercise of such holder’s Warrant had such Warrant been exercised pursuant to the provisions of Section 1B(ii), such shares of cash, stock, securities or assets as would have been issued or payable in such Organic Change (if the holder had exercised this Warrant immediately prior to such Organic Change) with respect to or in exchange for the net shares of Warrant Stock immediately theretofore acquirable and receivable upon exercise of such holder’s Warrant pursuant to Section 1B(ii) had such Organic Change not taken place.

(ii)           Prior to the consummation of any Organic Change that is not a Change of Control, the Company shall make appropriate provision (in form and substance satisfactory to the Registered Holders of the Warrants representing a majority of the Warrant Stock obtainable upon exercise of all Warrants then outstanding) to insure that each of the Registered Holders of the Warrants shall thereafter have the right to acquire and receive, in lieu of or addition to (as the case may be) the shares of Warrant Stock immediately theretofore acquirable and receivable upon the exercise of such holder’s Warrant, such shares of stock, securities or assets as would have been issued or payable in such Organic Change (if the holder had exercised this Warrant immediately prior to such Organic Change) with respect to or in exchange for the shares of Warrant Stock immediately theretofore acquirable and receivable upon exercise of such holder’s Warrant had such Organic Change not taken place.  In any such case, the Company shall make appropriate provision (in form and substance satisfactory to the Registered Holders of the Warrants representing a majority of the Warrant Stock obtainable upon exercise of all Warrants then outstanding) with respect to such holders’ rights and interests to insure that the provisions of this Section 2 and Section 3 shall thereafter be applicable to the Warrants (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Adjustment Threshold Amount to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Warrant Stock acquirable and receivable upon exercise of the Warrants, if the value so reflected is less than the Adjustment Threshold Amount in effect immediately prior to such consolidation, merger or sale).  The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the Registered Holders of Warrants representing a majority of the Warrant Stock obtainable upon exercise of all of the Warrants then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

2E.          Certain Events.  If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s board of directors shall make an appropriate adjustment in the Adjustment Threshold Amount and the number of shares of Warrant Stock obtainable upon exercise of this Warrant so as to protect the rights of the holders of the Warrants; provided that no such adjustment shall increase the Adjustment Threshold Amount or decrease the number of shares of Warrant Stock obtainable as otherwise determined pursuant to this Section 2.

2F.          Notices.

(i)            Promptly upon any adjustment of the Exercise Price, the Company shall give written notice thereof to the Registered Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii)           The Company shall give written notice to the Registered Holder at least 20 days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

(iii)          The Company shall also give written notice to the Registered Holders at least 20 days prior to the date on which any Organic Change, dissolution or liquidation shall take place.

Section 3.              Dividends.  If the Company declares or pays a dividend upon the Common Stock (whether payable in cash, evidence of its indebtedness, assets or otherwise, but excluding a stock dividend payable in shares of Common Stock) (a “Dividend”), then the Company shall pay to the Registered Holder of this Warrant (or any Person designated by the Registered Holder) at the time of payment thereof the Dividend which would have been paid to such Registered Holder on the Common Stock had this Warrant been fully exercised immediately prior to the date on which a record is taken for such Dividend, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined; provided that if the Dividends consist of voting securities, the Company shall make available to the Registered Holder of this Warrant, at such holder’s request, Dividends consisting of non-voting securities (except as otherwise required by law) which are otherwise identical to the Dividends consisting of voting securities and which non-voting securities are convertible into such voting securities

Section 4.              Purchase Rights.  If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Registered Holder of this Warrant shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Warrant Stock acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights; provided that if the Purchase Rights involve voting securities, the Company shall make available to the Registered Holder of this Warrant, at such holder’s request, Purchase Rights involving non-voting securities (except as otherwise required by law) which are otherwise identical to the Purchase Rights involving voting securities and which non-voting securities are convertible or exchangeable into such voting securities.

Section 5.              Definitions.  The following terms have meanings set forth below:

“Adjustment Threshold Amount” means $16.95 (as adjusted from time to time in accordance herewith).

“Change of Control” means any transaction or series of transactions pursuant to which any Person or group of related Persons in the aggregate acquire(s) (i) equity securities of the Company possessing the voting power (other than voting rights accruing only in the event of a default, breach or event of noncompliance) to elect a majority of the Board or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.

“Common Stock” means the Company’s Common Stock, par value $0.01 per share, and any capital stock of any class of the Company hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Company.

“Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus (i) the number of shares of Common Stock deemed to be outstanding pursuant to Sections 2B(i) and 2B(ii) regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock issuable upon exercise of the Warrants, plus (ii) the number of shares of any Common Stock issuable pursuant to clause (iii) of the definition of Exempted Security.

“Convertible Securities” means any stock or securities (directly or indirectly) convertible into or exchangeable for Common Stock.

“Exempted Security” means any:

(i)            shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on the Warrant Shares;

(ii)           shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 2C, 2D, 3 or 4;

(iii)          shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement that has been approved by the Company’s Board of Directors or shareholders, as the case may be (such shares of Common Stock or Options, “Incentive Equity”);

(iv)          shares of Common Stock, Options or Convertible Securities issued to banks or other financial institutions pursuant to a debt financing; or

(v)           shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security.

“Market Price” means as to any security as of any date, the price equal to the aggregate volume weighted-average per share price, rounded to two decimal points, of such security on The NASDAQ Stock Market (or any successor licensed national exchange), as reported by Bloomberg LP, for the 30 consecutive trading days immediately preceding such date, or, if on any day such security is not so listed, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by OTC Markets Group Inc., or any similar successor organization, averaged over the 30 consecutive trading days immediately preceding such date.  If at any time such security is not listed on any licensed national exchange or quoted in the domestic over-the-counter market, the “Market Price” shall be the fair value thereof determined jointly by the Company and the Registered Holders of Warrants representing a majority of the Warrant Stock purchasable upon exercise of all the Warrants then outstanding (without applying any marketability, minority or other discounts); provided that if such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined (without applying any marketability, minority or other discounts) by an appraiser jointly selected by the Company and the Registered Holders of Warrants representing a majority of the Warrant Stock purchasable upon exercise of all the Warrants then outstanding.  The determination of such appraiser shall be final and binding on the Company and the Registered Holders of the Warrants, and the fees and expenses of such appraiser shall be paid by the Company.

“Options” means any rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

“Warrant Stock” means shares of the Company’s Common Stock; provided that if there is a change such that the securities issuable upon exercise of the Warrants are issued by an entity other than the Company or there is a change in the type or class of securities so issuable, then the term “Warrant Stock” shall mean one share of the security issuable upon exercise of the Warrants if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

Other capitalized terms used in this Warrant but not defined herein shall have the meanings set forth in the Merger Agreement.

Section 6.              No Voting Rights; Limitations of Liability.  This Warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company.  No provision hereof, in the absence of affirmative action by the Registered Holder to purchase Warrant Stock, and no enumeration herein of the rights or privileges of the Registered Holder shall give rise to any liability of such holder for the Exercise Price of Warrant Stock acquirable by exercise hereof or as a stockholder of the Company.

Section 7.              No Impairment.  The Company shall not by any action, including through any amendment to its certificate of incorporation, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in carrying out all such actions as may reasonably be necessary or appropriate to protect the rights of the Registered Holder against impairment.

Section 8.              Warrant Transferable.  Subject to the transfer conditions referred to in the legend endorsed hereon, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Registered Holder, upon surrender of this Warrant with a duly and properly executed Assignment (in the form of Exhibit II hereto) at the principal office of the Company.

Section 9.              Warrant Exchangeable for Different Denominations.  This Warrant is exchangeable, upon the surrender hereof by the Registered Holder at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrants shall represent such portion of such rights as is designated by the Registered Holder at the time of such surrender.  At the Registered Holder’s request, any such new Warrant may be exercisable for non-voting Common Stock; provided, that such new Warrant shall otherwise be identical to this Warrant.  The date the Company initially issues this Warrant shall be deemed to be the “Date of Issuance” hereof regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrant shall be issued.  All Warrants representing portions of the rights hereunder are referred to herein as the “Warrants.”

Section 10.            Replacement.  Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 11.            Registered Holder’s Investment Representations.  The Registered Holder hereby represents that (a) it is an “accredited investor” as such term is defined under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, (b) it is acquiring this Warrant, on behalf of the Sellers, with the present intention of holding this Warrant for purposes of investment and (c) it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws; provided that nothing contained herein shall prevent the Registered Holder and subsequent holders of this Warrant from transferring this Warrant in compliance with the provisions of Section 8 hereof

Section 12.            Representative.  This Warrant is being issued to the Representative on behalf of the Sellers pursuant to, and subject to the limitations set forth in, Section 10.01 of the Merger Agreement.  The Representative will disburse, or cause to be disbursed, any net cash proceeds (including in respect of dividends and distributions) of this Warrant to each Seller, pro rata in accordance with each Seller’s Residual Percentage.

Section 13.            Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Warrant shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via facsimile device to the applicable facsimile number if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid.  Notices, demands and communications to the Company shall be sent to its principal executive offices.  Notices, demands and communications to the Registered Holder shall be sent to the address set forth on Exhibit III hereto, unless another address has been previously specified in writing by the Registered Holder.

Section 14.            Amendment and Waiver.  Except as otherwise provided herein, the provisions of the Warrants may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Registered Holder.

Section 15.            Descriptive Headings.  The descriptive headings of the several Sections of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.

Section 16.            Governing Law.  All issues and questions concerning the construction, validity, interpretation and enforceability of this Warrant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

*    *    *    *

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and attested by its duly authorized officers and to be dated the Date of Issuance hereof.

AUXILIUM PHARMACEUTICALS, INC.

	By	/s/ James E. Fickenscher

	Its	Chief Financial Officer

Attest:

/s/ Andrew I. Koven
Secretary

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EXHIBIT I

EXERCISE AGREEMENT

The undersigned is the Holder of Warrant No.                         (the “Warrant”) issued by Auxilium Pharmaceuticals Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Warrant.

1.              The undersigned Holder hereby exercises its right to purchase                          Warrant Shares pursuant to the Warrant.

2.              The Holder intends that payment of the Exercise Price shall be made as (check one):

☐ “Cash Exercise” under clause (1) of  Section 1B(i)(d) of the Warrant

☐ “Cashless Exercise” under clause (2) of  Section 1B(i)(d) or Section 1B(ii) of the Warrant

3.              Pursuant to this exercise, the Company shall deliver to the Holder                      Warrant Shares in accordance with the terms of the Warrant.  Delivery shall be made to the Holder, or for its benefit, to:

Name:

Social Security or other identifying Number:

Street Address:

City, State Zip Code:

[Additional Sheets to be Annexed if Required]

4.              By its delivery of this Exercise Notice, the undersigned represents and warrants to the Company that:

a.              the undersigned has the requisite power and authority to execute and deliver this instrument, and perform the transactions contemplated hereby to be performed by it;

b.              this agreement has been duly executed and delivered by the undersigned and constitutes a valid and binding obligation of the undersigned; and

c.               none of the Warrant or the undersigned’s rights to receive the Warrant Shares  have been sold, assigned, transferred, donated, pledged, or hypothecated, nor has the undersigned create a security interest in, placed in trust or otherwise voluntarily or involuntarily disposed of the Warrant or the undersigned’s rights to receive the Warrant Shares other than pursuant to a duly and properly executed Assignment Agreement

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5.              Following this exercise, the Warrant shall be exercisable to purchase a total of                      Warrant Shares.

Dated:	,	Name of Holder:

(Print)

By:

Name:

Title:

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

ACKNOWLEDGED AND AGREED TO:

this	day of	, 20

Auxilium Pharmaceuticals, Inc.

By:
Name:
Title:

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EXHIBIT II

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned holder of Warrant No.                      (the “Warrant”) issued by Auxilium Pharmaceuticals, Inc., a Delaware company (the “Company”) hereby sells, assigns and transfers unto the following individuals  or entities (in each case, a  “Transferee”) the right represented by the Warrant to purchase the following Warrant Shares:

Names of Assignee	No. of Shares

and appoints the Company’s Secretary and Assistant Secretary as the undersigned’s attorney-in-fact to transfer said right on the books of the Company with full power of substitution in the premises. Capitalized terms used and not otherwise defined herein, shall have the meanings ascribed to such terms in the Warrant.  Each of the undersigned and Transferee hereby represent, warrant, covenant and agree to and with the Company that:

(a)

the undersigned has not offered to sell the Warrant by any form of general solicitation or general advertising, including, but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, and any seminar or meeting whose attendees have been invited by any general solicitation or general advertising;

(b)

the Transferee is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate, partnership or other power and authority to enter into and to consummate this assignment and the transactions contemplated by this assignment to which it is deemed to be a party and otherwise to carry out its obligations hereunder and thereunder;

(c)

this assignment has been duly executed and delivered by each of the undersigned and the Transferee and constitutes the valid and binding obligation of each of them, enforceable against them in accordance with its terms;

(d)

the Transferee is (i) acquiring the Warrant, and (ii) upon exercise of the Warrant will acquire the Warrant Shares issuable upon exercise thereof, in the ordinary course of business for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under the Securities Act of 1933, as amended (the “Securities Act”), or under an exemption from such registration and in compliance with applicable federal and state securities laws, and the Transferee does not have a present arrangement to effect any distribution of the Warrant or the Warrant Shares to or through any person or entity; provided, however, that by making the representations herein, the Transferee does not agree to hold any of the

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Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act; and

(e)

the execution, delivery and performance by the Transferee of this assignment and the consummation by the Transferee of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of the Transferee or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Transferee is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Transferee, except in the case of clauses (ii) and (iii) above, for such that are not material and do not otherwise affect the ability of the Transferee to consummate the transactions contemplated hereby.

Dated: ,	Name of Holder:

(Print)

By:

Name:
Title:
(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

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ACKNOWLEDGED AND AGREED TO
this day of , 20 , by the Transferee.

Name of Transferee:
(Print)

By:

Name:
Title:

Social Security or other identifying Number:

Street Address:

City, State Zip Code:

In the presence of:

[Signature Page to be Completed for Each Individual Transferee]

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ACKNOWLEDGED AND AGREED TO this
day of , 20

Auxilium Pharmaceuticals, Inc.

By:
Name:
Title:

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EXHIBIT III

Notices to the Registered Holder:

GTCR Fund IX/A, L.P.
c/o GTCR LLC
300 North LaSalle Street, Suite 5600
Chicago, Illinois 60654
Attn: Constantine S. Mihas
Facsimile No.: (312) 382-2201

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attn:	Sanford E. Perl, P.C.
Michael H. Weed, P.C.
Facsimile No.: (312) 862-2200

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